Exhibit 2

Profits Increase as J & J Snack Foods Corp. Announces Record Quarter

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--April 23, 2003--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for its second quarter and six months ended March 29, 2003.
    Sales for the second quarter increased 5% to $81.4 million from $77.7 million in last year's second quarter. Net earnings increased 28% to $3.0 million from $2.3 million last year. Earnings per diluted share were $.33 for the March quarter compared to $.25 last year. Operating income increased 27% to $4.6 million this year from $3.6 million in the year ago period.
    For the six months ended March 29, 2003, sales increased 4% to $158.7 million from $152.5 million in last year's first half. Net earnings increased 33% to $4.2 million in the six months from $3.2 million last year. Earnings per diluted share were $.46 for the six months compared to $.35 last year. Operating income increased 26% to $6.4 million from $5.1 million in the year ago period.
    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "We are pleased with our overall financial performance for the quarter. Several factors including new product sales, strong food service sales and reduction of certain expenses including depreciation contributed to our record quarter. We remain committed to addressing the factors affecting our economy and our industry and growing our business and enhancing shareholder value over the long term."
    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE-UPS and MINUTE MAID(1) frozen juice bars and ices, TIO PEPE'S churros and MRS. GOODCOOKIE and CAMDEN CREEK cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton and Hatfield, Pennsylvania; Carrollton, Texas and Vernon (Los Angeles), California.

(1) MINUTE MAID is a registered trademark of The Coca-Cola Company.


                          Consolidated Statement of Operations
                          ------------------------------------
                     Three Months Ended           Six Months Ended
                     March 29,  March 30,        March 29,  March 30,
                       2003       2002             2003       2002
                     --------   --------         --------   --------
                                        (in thousands)

Net sales             $81,408    $77,712         $158,652   $152,509
Cost of goods sold     54,532     52,556          109,711    105,309
                     --------   --------         --------   --------
  Gross profit         26,876     25,156           48,941     47,200
Operating expenses     22,253     21,514           42,508     42,078
                     --------   --------         --------   --------
Operating income        4,623      3,642            6,433      5,122
Other income
 (deductions)              66        (48)             132      (264)
                     --------   --------         --------   --------
   Earnings before
    income taxes        4,689      3,594            6,565      4,858
Income taxes            1,688      1,258            2,363      1,700
                     --------   --------         --------   --------
  Net earnings        $ 3,001    $ 2,336          $ 4,202    $ 3,158
                     ========   ========         ========   ========
Earnings per diluted
 share                   $.33       $.25             $.46       $.35
Earnings per basic
 share                   $.34       $.27             $.48       $.36
Weighted average
 number of diluted
 shares                 9,069      9,254            9,152      9,119
Weighted average
 number of basic
 shares                 8,737      8,705            8,734      8,675


                                  Consolidated Balance Sheets
                                  ---------------------------
                            March 29, 2003        September 28, 2002
                            --------------        ------------------
                                        (in thousands)
Current assets                  $80,996                 $75,367
Property, plant &
 equipment, net                  88,147                  94,410
Goodwill, net                    45,850                  45,850
Other intangibles, net            1,384                   1,539
Other assets                      2,536                   2,870
                               --------                --------
   Total                       $218,913                $220,036
                               ========                ========

Current liabilities              40,380                  40,244
Deferred income taxes            10,806                  10,806
Other long term obligations         243                     277
Stockholder's equity            167,484                 168,709
                               --------                --------
   Total                       $218,913                $220,036
                               ========                ========


    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, 856/665-9533